Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of June 1, 2018, is by and between Aziyo Biologics, Inc., a Delaware corporation (the “Company”) and Ronald Lloyd (the “Executive”).

Section 1.                   Employment.

The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement (such initial date of employment shall be referred to herein as the “Commencement Date”) and ending as provided in Section 4 (the “Employment Period”).

Section 2.                   Position and Duties.

(a)                During the Employment Period, (i) Executive shall serve as the Company’s President and Chief Executive Officer subject to supervision by the board of directors of the Company (the “Board”) and the Executive Chairman (the “Chairman”) of the Company and (ii) Executive shall be a member of the Board. Executive agrees to perform such duties as well as such other duties as the Chairman or Board may assign from time to time consistent with his position as the Company’s President and Chief Executive Officer. Executive shall, if so requested by the Company, also serve without additional compensation, as an officer or director of the Company and/or other entities from time to time directly or indirectly controlled by, under common control with, or controlling, the Company (each, an “Affiliate”).

(b)                Executive shall report to the Chairman and shall devote substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the Affiliates. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner. During the Employment Period, without the Board’s approval, Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary benefit. Executive may serve on the governing boards of other companies if Executive provides the Board with all information related to the proposed service (including the company’s name, business activity and compensation) and the Board provides express written consent to such service prior to Executive accepting or serving in such capacity.

Section 3.                   Base Salary and Benefits.

(a)                During the Employment Period, Executive’s base salary shall be $450,000 per annum (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to withholding and other payroll taxes and obligations. The Base Salary shall be reviewed at least annually by the Board and is subject to adjustment, in the Board’s sole discretion, in connection therewith.

(b)                During the Employment Period, Executive shall be eligible to receive an annual target bonus of fifty percent (50%) of the Base Salary, which shall be conditioned upon, among other things, Executive’s performance and the performance of the Company. The Board, after consultation with Executive, shall establish objectives and goals for Executive and the Company to achieve in order for Executive to earn such annual bonus and such bonus shall also be subject to the Company’s standard eligibility requirements (including the requirement that Executive be employed by the Company through the end of the calendar year and at the time that the bonus amount is paid). The amount of any bonus payable to Executive shall be determined by the Board in its discretion (and may be more or less than the target amount). Any bonus payable to Executive in respect of the 2018 calendar year shall be prorated based on the portion of such calendar year that Executive was employed by the Company. The Company will pay any such bonus that has been duly earned and awarded by the Board as soon as administratively possible following its approval by the Board and, in any event, no later than the later of (i) the fifteenth day of the third month after the end of the Company’s fiscal year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned.

(c)                Beginning on June 1, 2018, during the Employment Period and subject to eligibility requirements and Company policy, Executive shall have the right, on the same basis as other employees of the Company, to participate in, and to receive benefits under, any medical and dental insurance policy maintained by the Company and the Company shall, at its expense, pay a portion of the cost of the premiums for such medical and dental insurance that is consistent with the Company’s then current employee benefit policy if Executive elects to participate in such plans.

(d)                Executive will be entitled to twenty (20) days of paid time off each calendar year (allocated ratably for any partial year worked by Executive) that must be used by Executive in accordance with the Company’s paid time off policies as in effect from time to time.

(e)                Following the Commencement Date, subject to approval by the Board, the Company shall grant Executive a non-qualified option under the Company’s 2015 Stock Option/Stock Issuance Plan (the “Option”) to purchase 1,920,500 shares of the Company’s Common Stock. The exercise price per share of Common Stock under the Option shall be equal to fair market value of a share of Common Stock on the date that the Option is granted to Executive and the Option shall vest according to the following schedule: 25% of the shares issuable upon exercise of the Option shall vest on the twelve (12) month anniversary of such grant date provided that Executive continues to be employed by the Company on such date and the remaining 75% of the shares issuable upon exercise of the Option shall vest in twelve (12) equal quarterly installments commencing at the end of the quarter following such twelve (12) month anniversary date provided that Executive continues to be employed by the Company at the end of each such quarter; provided that all of such shares shall vest if a “Sale Transaction” (as defined below) is consummated while Executive is employed by the Company and Executive’s employment with the Company is terminated without Cause (as defined below) within six (6) months after such Sale Transaction is consummated or Executive resigns with Good Reason (as defined below) within six (6) months after such Sale Transaction is consummated. The Company will use commercially reasonable efforts to obtain the fair market value of a share of Common Stock and obtain the Board’s approval of the Option within sixty (60) days of the Commencement Date.

(f)                The Company shall make a one-time payment of $50,000 to Executive on the last regularly scheduled payroll date in July, 2018 as long as Executive continues to be employed by the Company at such time.

(g)              The Company shall reimburse Executive for up to $15,000 of reasonable out-of-pocket expenses incurred by Executive to move his household goods from his current residence in New Jersey to the Silver Spring, Maryland vicinity subject to Executive’s compliance with the Company’s requirements with respect to documentation of such expenses. If the reimbursement amount payable to Executive under this Section 3(g) is included in Executive’s income by the Company, then the Company shall provide a tax gross-up payment to Executive in an amount equal to thirty-five percent (35%) of such reimbursement amount.

Section 4.                   Employment Period.

(a)                Notwithstanding any other provision set forth in this Agreement or otherwise, Executive’s employment with the Company is at-will and may be terminated by the Company at any time and for any reason. The Employment Period shall terminate upon the earliest to occur of Executive’s resignation with or without Good Reason (as defined below), death or Disability (as defined below) and the Company’s termination of Executive’s employment with or without Cause (as defined below). The last day on which Executive is employed by the Company, whether termination is voluntary or involuntary, as a result of death or Disability, is with or without Cause or by reason of Executive’s resignation with or without Good Reason, is referred to as the “Termination Date.”

(b)                If a Sale Transaction (as defined below) is consummated and within six (6) months thereafter either Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns from his employment with the Company for Good Reason, then, so long as (i) Executive executes and delivers a general release of all claims in a form provided by the Company (a “Release”), (ii) such Release becomes effective in accordance with the terms thereof and (iii) Executive does not revoke or seek to revoke or nullify the Release, Executive shall be entitled to receive Base Salary for the period beginning on such Termination Date and ending on the twelve (12) month anniversary of the Termination Date, in regular periodic installments in accordance with the Company’s general payroll practices unless Executive has breached the provisions of Section 5, Section 6 or Section 7 of this Agreement or his Release, in which case the provisions of Section 10 shall apply. If Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns from his employment with the Company for Good Reason at any time prior to the consummation of a Sale Transaction, then, so long as (A) Executive executes and delivers a Release, (B) such Release becomes effective in accordance with the terms thereof and (C) Executive does not revoke or seek to revoke or nullify the Release, Executive shall be entitled to receive Base Salary for the period beginning on such Termination Date and ending on the six (6) month anniversary of the Termination Date, in regular periodic installments in accordance with the Company’s general payroll practices unless Executive has breached the provisions of Section 5, Section 6 or Section 7 of this Agreement or his Release, in which case the provisions of Section 10 shall apply. Such severance payments shall be subject to withholding and other payroll taxes and obligations. If the date that the Release becomes effective and irrevocable (the “Release Effective Date”) is on or before December 10 of the calendar year of Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any other guidance promulgated thereunder (“Section 409A”)), any portion of the severance payments provided under this Section 4(b) that would be considered Deferred Compensation Separation Benefits (as defined in Section 4(e) below) will be made to Executive on or before December 31 of that calendar year or, if later, (1) such time as required by the payment schedule applicable to each payment as set forth in this Section 4(b) or (2) such time as required by Section 4(e). If the Release Effective Date is after December 10 of the calendar year of Executive’s “separation from service” (within the meaning of Section 409A), any portion of the severance payments provided under this Section 4(b) that would be considered Deferred Compensation Separation Benefits will be made to Executive on the first payroll date to occur during the calendar year following the calendar year in which such separation from service occurs, or, if later, (I) the first payroll date following the Release Effective Date, (II) such time as required by the payment schedule applicable to each payment as set forth in this Section 4(b) or (III) such time as required by Section 4(e).

(c)                Except as specifically provided in Section 4(b), if the Employment Period is terminated by the Company with or without Cause, by reason of Executive’s resignation with or without Good Reason or by reason of Executive’s death or Disability, Executive shall be entitled to receive his Base Salary only to the extent that such amount has accrued through the Termination Date. Except as otherwise required by law or as specifically provided in Section 4(b), all of Executive’s rights to salary, severance and other benefits hereunder, if any, accruing or payable after the Termination Date shall cease upon the Termination Date.

(d)                Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)                 “Cause” means: (A) Executive performing his duties, in the good faith opinion of the Board, in a grossly negligent or reckless manner or with willful malfeasance; (B) Executive exhibiting habitual drunkenness or engaging in substance abuse; (C) Executive committing any material violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any material violation of any Company policy; (D) Executive willfully failing or refusing to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the Board; (E) Executive performing any material action when specifically and reasonably instructed not to do so by the Chairman or the Board; (F) Executive breaching Section 5, Section 6 or Section 7 hereof; (G) Executive committing any fraud or using or appropriating for his personal use or benefit any funds, properties or opportunities of the Company not authorized by the Board to be so used or appropriated; or (H) Executive being convicted of any felony or any other crime related to his employment or involving moral turpitude. The Company shall not be entitled to terminate Executive for Cause pursuant to clause (C), (D), (E) or (F) unless the Company provides written notice stating in reasonable detail the basis for termination and a fifteen (15) day opportunity to cure to Executive (unless (1) the Company reasonably determines that providing such opportunity to cure to Executive is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (2) the facts and circumstances underlying such termination are not able to be cured or (3) the Company has previously provided Executive an opportunity to cure the applicable issue; in the case of (1), (2) or (3), the Company may terminate Executive without providing an opportunity to cure).

(ii)               “Disability” means any disability or incapacity that (A) renders Executive unable to substantially perform his duties hereunder for ninety (90) days during any 12-month period or (B) would reasonably be expected to render Executive unable to substantially perform his duties for ninety (90) days during any 12-month period, in each case as determined by the Board in its good faith judgment.

(iii)             “Good Reason” means: (A) Executive failing to be the Chief Executive Officer of the surviving company in a Sale Transaction (or, if there is a parent of the surviving company in a Sale Transaction, Executive failing to be the Chief Executive Officer of such parent); (B) a material reduction in Executive’s job responsibilities and duties for the Company that is not cured by the Company within fifteen (15) days after the Company’s receipt of written notice from Executive of such event; (C) a material reduction in Executive’s Base Salary; or (D) a requirement imposed by the Company on Executive that Executive’s principal place of employment be anywhere other than within a 50 mile radius of the Company’s current office location in Silver Spring, Maryland, except for required travel on Company business to an extent substantially consistent with Executive's business travel obligations, that, in any such case, is not cured by the Company within fifteen (15) days after the Company’s receipt of written notice from Executive of such event.

(iv)              “Sale Transaction” means (A) any transaction or series of related transactions (including, without limitation, any reorganization, share exchange, consolidation or merger of the Company with or into any other entity but excluding any sale of capital stock by the Company for capital raising purposes) (x) in which the holders of the Company’s outstanding capital stock immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least sixty percent (60%) of the voting power of the surviving entity of such transaction or (y) in which at least sixty percent (60%) of the Company’s outstanding capital stock is transferred (calculated on an as-converted to Common Stock basis); or (B) any sale, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company.

(e)                Notwithstanding anything to the contrary in this Agreement, no severance pay to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided to Executive until Executive has a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this Section. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of this Section. For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

Section 5.                   Nondisclosure and Nonuse of Confidential Information.

(a)                Executive’s employment creates a relationship of confidence and trust between the Company and Executive with respect to any information that is applicable to the business of the Company or the Affiliates, any information that is otherwise used, developed or obtained by the Company or any Affiliate in connection with its business and any information that is applicable to the business of any client, customer or other commercial partner of the Company or the Affiliates, which may be made known to Executive or learned by Executive in such context during the period of his employment with the Company. All such information, whether oral or written, has commercial value in the business in which the Company is engaged and is referred to herein as “Confidential Information”.

(b)                The Company owns all right, title and interest in and to all Confidential Information. Executive hereby assigns to the Company all right, title and interest that he may have acquired or hereafter may acquire in all Confidential Information. Executive shall, at all times, both during the Employment Period and after the termination of the Employment Period, keep in confidence and trust all Confidential Information and Executive shall not use or disclose any Confidential Information except as may be necessary in the ordinary course of performing his duties as an employee of the Company. Upon termination of the Employment Period, or at any time upon the request of the Company before such termination, Executive shall promptly (but no later than five (5) days after the earlier of such termination or such request) destroy or deliver to the Company, at the Company’s option, all Confidential Information in Executive’s control or possession and a written certification of Executive’s compliance with such obligations.

(c)                Executive hereby represents and warrants to the Company that neither his performance of the terms of this Agreement nor his employment with the Company will breach or conflict with any agreement, understanding, policy or other arrangement that he is a party to or otherwise subject to or bound by (including, without limitation, any such agreement, understanding, policy or arrangement (i) relating to nondisclosure or nonuse of proprietary information, knowledge or data or (ii) that otherwise assigns, licenses or otherwise transfers any interest in or to any Company Innovation (as defined below) to person or entity other than the Company). Executive shall not disclose to the Company or otherwise use any confidential or proprietary information or material belonging to any other person or entity.

(d)                Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)                 Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)               If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(e)                Executive shall (i) comply with all Company security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, e-mail systems, document storage systems, software licenses, data security, encryption, firewalls and passwords (the “Facilities and Information Technology Resources”); (ii) not access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary.

Section 6.                   Inventions and Proprietary Rights.

(a)                Executive represents and warrants to the Company that he does not have any right, title or interest in or to any Innovation (as defined below) applicable to the business of the Company or relating in any way to the Company’s business or demonstrably anticipated research and development or business that were conceived, reduced to practice, created, derived, developed or made by Executive prior to the date hereof.

(b)                Executive hereby agrees promptly to disclose and describe to the Company, and Executive hereby assigns to the Company all right, title and interest in and to, each of the Innovations and all associated intellectual property rights that Executive may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of his employment with the Company that (i) relate to the Company’s or any Affiliate’s business or actual or demonstrably anticipated research or development, (ii) were developed on any amount of the Company’s or any Affiliate’s time or with the use of any of the Company’s or any Affiliate’s materials, equipment, supplies, facilities or information or (iii) resulted from any work that Executive performed for the Company or any Affiliate (collectively, the “Company Innovations”). Executive further acknowledges and agrees that all Company Innovations, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws and Executive hereby assigns to the Company any and all right, title and interest that Executive may have acquired or may hereafter acquire in such Company Innovations. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company and the Affiliates that would violate such Moral Rights in the absence of such consent. Executive shall confirm any such waivers and consents from time to time as requested by the Company. To the extent that any right, title or interest in or to any Company Innovation cannot be assigned by Executive to the Company, Executive hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable right, title or interest. To the extent that any right, title or interest in or to any Company Innovation can be neither assigned nor licensed by Executive to the Company, Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable right, title or interest against the Company, any Affiliate or any of their successors in interest to such non-assignable and non-licensable rights.

(c)                Executive recognizes that Innovations and Confidential Information relating to his activities while working for the Company and conceived, reduced to practice, created, derived, developed or made by Executive, alone or with others, within six (6) months after termination of his employment with the Company may have been conceived, reduced to practice, created, derived, developed or made, as applicable, in significant part while employed by the Company. Accordingly, Executive agrees that such Innovations and Confidential Information shall be presumed to have been conceived, reduced to practice, created, derived, developed or made, as applicable, during his employment with the Company and shall be assigned to the Company unless and until Executive has established the contrary by written evidence satisfying the clear and convincing standard of proof.

(d)                Executive shall perform, during and after his employment with the Company, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Confidential Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company and the Affiliates under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask works or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask works, Moral Rights, trade secrets or other rights, and (iii) in other legal proceedings related to the Confidential Information or Innovations.

(e)                In the event that the Company is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, Moral Right, trade secret or other right under any Confidential Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Executive hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as his agents and attorneys-in-fact to act for and on his behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, Moral Rights, trade secrets or other rights under the Confidential Information or Innovations, all with the same legal force and effect as if executed by Executive.

(f)                 The term “Innovations” means all processes, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws) and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws and includes, without limitation, all new or useful art, combinations, designs, developments, modifications, derivative works, discoveries, formulae, techniques and all goodwill associated with any of the foregoing.

(g)                Executive hereby irrevocably consents to any and all uses and displays, by the Company and its Affiliates, agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. Executive hereby forever waives and releases the Company and its directors, managing members, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its Affiliates’, agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

Section 7.                   Non-Compete, Non-Solicitation.

(a)                Executive acknowledges that, in the course of his employment with the Company and/or the Restricted Affiliates (as defined below), he has become familiar, or will become familiar, with trade secrets and with other confidential information concerning the Company and the Restricted Affiliates and that his services have been and will be of special, unique and extraordinary value to the Company and the Restricted Affiliates. Executive understands that the following restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company or any of the Restricted Affiliates, but he nevertheless believes that he will receive sufficient consideration and other benefits as an equityholder and an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive further understands that the provisions of Sections 5 through 7, inclusive, are reasonable and necessary to preserve the business of the Company and the Restricted Affiliates. “Restricted Affiliate” means any Affiliate for which, during the twenty-four (24) month period preceding the Termination Date, Executive served as an officer or director or Executive provided any material services.

(b)                In light of Section 7(a), Executive agrees that while Executive is employed by the Company and for twelve (12) months thereafter (such period, subject to automatic extension for an additional period equal to the period of any breach of the covenants in this Section 7, shall be referred to herein as the “Non-Compete Period”), he shall not directly or indirectly own, manage, operate, control, finance or invest in, participate in, consult with, render services for, act as an officer, director, manager, partner, principal, agent, representative, contractor or advisor of or to, or in any manner engage in or be associated with, hold any interest in, be employed by or represent any other business competing with the businesses or the services or products of the Company or the Restricted Affiliates as such businesses and/or services or products exist or are in the process of being formed, developed or acquired as of the Termination Date. Nothing herein shall prohibit Executive from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(c)                Furthermore, in light of Section 7(a), during the Non-Compete Period, Executive shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any employee or independent contractor of the Company or any Restricted Affiliate to leave the employ of or engagement with the Company or such Restricted Affiliate, or in any way interfere with the relationship between the Company or any such Restricted Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand; (ii) hire or engage any person who was an employee or independent contractor of the Company until twelve months after such individual’s relationship with the Company or any Restricted Affiliate has been terminated; (iii) induce or attempt to induce any customer (it being understood that the term “customer” as used throughout this Agreement includes any person or entity (x) that is receiving services from the Company or any Restricted Affiliate or (y) that is directly or indirectly providing or referring business for the Company or any Restricted Affiliate), supplier, independent contractor, licensee or other business relation of the Company or any Restricted Affiliate to cease doing business with the Company or any Restricted Affiliate, or in any way interfere with the relationship between any such customer, supplier, independent contractor, licensee or business relation, on the one hand, and the Company or any Restricted Affiliate, on the other hand; or (iv) solicit any customer of the Company or any Restricted Affiliate in order to offer products or services similar to those offered by the Company or any Restricted Affiliate.

(d)                Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement) prior to the commencement of that employment.

(e)                If, at the time of enforcement of Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, Executive and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law from improper competition.

(f)                 In the event of any breach or violation by Executive of any of the restrictions contained in Section 7, any time period specified herein shall abate during the time of any such breach or violation thereof and that portion remaining at the time of commencement of any such breach or violation shall not begin to run until such breach or violation has been cured in all respects.

Section 8.                   Enforcement.

Because Executive’s services are unique and because Executive has access to Confidential Information and Company Innovations, the parties hereto agree that monetary damages alone would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in this Agreement, if and when final judgment of a count of competent jurisdiction is so entered against Executive. The rights and remedies of the Company under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Agreement, and the obligations and liabilities of Executive under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the laws of unfair competition, laws relating to misappropriation of trade secrets and all other laws, rules and regulations. No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person or entity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person or entity shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person or entity; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.                   Insurance.

The Company or any of the Affiliates may, for its own benefit or for the benefit of its financing sources, maintain “keyman” life and disability insurance policies covering Executive. Executive shall cooperate with the Company and/or the Affiliates and provide such information or other assistance as the Company and/or the Affiliates and reasonably may request in connection with obtaining and maintaining such policies.

Section 10.                 Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of Section 5, Section 6 or Section 7 or his Release, any severance payment then or thereafter due from the Company to Executive shall be terminated forthwith and the Company’s obligation to pay and Executive’s right to receive such severance payments shall terminate and be of no further force or effect, in each case without limiting or affecting Executive’s obligations under such Section 5, Section 6 and Section 7 and his Release or the Company’s other rights and remedies available at law or equity.

Section 11.                 Representations and Warranties of Executive.

Executive hereby represents and warrants to the Company that (a) he has the full capacity to execute and deliver, and to perform all of his obligations under, this Agreement; (b) neither the execution and delivery of this Agreement or his employment with the Company nor the performance of his obligations under this Agreement will result directly or indirectly in a violation or breach of: (i) any agreement or obligation to which he or any of his affiliates is or may be bound (including, without limitation, any employment agreement, consulting agreement, non-competition or non-solicitation agreement, confidentiality agreement or other similar agreement with any other person or entity); or (ii) any law, rule or regulation; (c) the terms and conditions of this Agreement are fair and reasonable to him in all respects and the restraints imposed herein and the enforcement of the terms and conditions hereof will not lead to any hardship or inconvenience or cause him to be unable to engage in lawful professions, trades or businesses; (d) he has never been charged with, or convicted of, any criminal offense (including, without limitation, any crime related to health care and/or the provision of services paid for by Medicare, Medicaid or any other state or federal health care program) and he has never been excluded, debarred or suspended from participation, or has otherwise become ineligible to participate, in any state or federal health care program, including Medicare or Medicaid, or any state or federal procurement or non-procurement program; and (e) this Agreement constitutes the legal, valid and binding obligation of Executive, and is enforceable against Executive in accordance with its terms.

Section 12.                Notices.

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third business day after being sent; and (c) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other party hereto in accordance with this Section):

If to the Company, to:

Azyio Biologics, Inc.

12510 Prosperity Drive

Suite 1-370

Silver Spring, MD 20904

Attention: Board of Directors

If to Executive, to:

Ronald Lloyd

[XXX]

[XXX]

Section 13.            General Provisions.

(a)                Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)                Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof including, without limitation, any summaries of terms or offer letters but expressly excluding any Confidentiality and Proprietary Rights Assignment Agreement between Executive and the Company, which shall continue in full force and effect.

(c)                Right of Set Off. In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts at any time owing by the Company or the Affiliates to Executive against any and all of the obligations of Executive to the Company or the Affiliates now or hereafter existing.

(d)                Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of Executive under this Agreement shall not be assigned without the prior written consent of the Company. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, including a merger of the Company. The rights of the Company hereunder are enforceable by the Affiliates, who are the intended third party beneficiaries hereof. Any assignment made in violation of this Agreement is null and void.

(e)                Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER MARYLAND OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND TO BE APPLIED.

(f)                 Jurisdiction and Venue.

(i)                 The Company and Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any State of Maryland court or federal court in the State of Maryland and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such State of Maryland court or, to the extent permitted by law, in such federal court. The Company and Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company and Executive agree that in the event of any action or proceeding arising out of or relating to the enforcement of this Agreement, the non-prevailing party shall pay all costs and expenses (including reasonable legal fees and expenses) of the prevailing party incurred in connection with such action or proceeding.

(ii)               The Company and Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any State of Maryland court or federal court in the State of Maryland and any appellate court of such court.

(iii)             Notwithstanding clauses (i)-(ii), the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Section 7 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(g)                Amendment. The provisions of this Agreement may be amended only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)                Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)                 Survival. The obligations and undertakings set forth in Section 4 through Section 8, inclusive, and Section 10 through Section 13, inclusive, and any Release that Executive executes shall survive the termination of this Agreement or termination of Executive’s employment with the Company for any reason whatsoever.

(k)                WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

AZIYO BIOLOGICS, INC.

By:	/s/ Kevin Rakin
Name: Kevin Rakin
Title: Executive Chairman

EXECUTIVE:

/s/ Ronald Lloyd
RONALD LLOYD